Exhibit 99.1

NEWS                                                  [BAUSCH & LOMB LOGO]

Bausch & Lomb Fourth-Quarter Sales Up 15 Percent, Comparable-Basis EPS Rise 38 Percent

-     Sales grow seven percent excluding favorable currency effects

-     Company projects 2004 mid-single-digit constant-currency revenue growth, or approximately 10 percent at current exchange rates

-     Company raises 2004 earnings estimates to $2.60 to $2.65 per share

FOR RELEASE THURSDAY, JANUARY 29, 2004

ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) today reported worldwide sales of $550.1 million in the fourth quarter ended December 27, 2003, an increase of 15 percent (or seven percent on a constant-currency basis) over the $477.4 million reported in the prior-year period. GAAP earnings per share were $0.92 in 2003, compared to $0.60 in the year-ago quarter. Excluding certain non-recurring items discussed below, comparable-basis earnings per share in the 2003 fourth quarter were $0.83, a 38 percent increase over 2002.

Full-year 2003 net sales were $2.02 billion, up $202.8 million or 11 percent from 2002, and up four percent on a constant-currency basis. GAAP earnings per share from continuing operations were $2.36, compared to $1.34 in 2002. Comparable-basis net earnings from continuing operations were $2.27 in 2003, up 31 percent from $1.73 in 2002.

Bausch & Lomb Chairman and Chief Executive Officer Ronald L. Zarrella said, "We are very satisfied with our 2003 financial results, which were in line with our expectations for mid-single-digit constant-currency revenue growth and margin expansion from our profitability improvement programs. In the end, the cost savings delivered by those programs surpassed our initial expectations and foreign currency worked to our benefit, resulting in bottom-line results ahead of our original thinking. We have now posted two solid years of improved financial performance, and look forward to building on that in 2004 and beyond."

Reconciliation Between Reported and Comparable-Basis Earnings

Certain items reflected in the Company's GAAP results impact year-to-year comparability. In 2002 these included previously disclosed restructuring charges and asset write-offs, gains on the sale of certain stock investments and a non-recurring charge to minority interest.

In the 2003 fourth quarter, the Company reversed $6.3 million ($4.1 million after taxes) of previously recorded restructuring reserves that were no longer needed. Additionally, research and development expense of $5.6 million ($3.7 million after taxes) was recorded upon the purchase of ISV-403, an early-stage pharmaceutical technology the Company had previously been developing with a third-party partner. In addition to these operating items, fourth-quarter GAAP results included foreign exchange income of $6.8 million before taxes ($4.5 million after taxes) realized upon the liquidation of certain non-U.S. legal entities.

The following table reconciles GAAP and "comparable-basis" net earnings and earnings per share from continuing operations for the periods in the Statements of Earnings that accompany this news release.

Dollars in Millions, Except Per Share Data	Fourth-Quarter 2003		Fourth-Quarter 2002
----------------------------------------------------------------------------------------	----------------------------------		----------------------------------
	$	Per Share	$	Per Share
	----------	----------	----------	----------
Reported net earnings	$49.4	$0.92	$32.4	$0.60
Reversal of restructuring reserves	(4.1)	(0.08)	-	-
R&D expense associated with purchase of ISV-403	3.7	0.07	-	-
Foreign exchange income from liquidation of subsidiaries	(4.5)	(0.08)	-	-
	----------	----------	----------	----------
Comparable-basis earnings from continuing operations	$44.5	$0.83	$32.4	$0.60
	----------	----------	----------	----------
	Full-Year 2003		Full-Year 2002
----------------------------------------------------------------------------------------	----------------------------------		----------------------------------
	$	Per Share	$	Per Share
	----------	----------	----------	----------
Reported net earnings	$125.5	$2.34	$72.5	$1.34
Change in accounting principle, net of taxes	0.9	0.02	-	-
	----------	----------	----------	----------
Reporting earnings from continuing operations	$126.4	$2.36	$72.5	$1.34
Restructuring (reversals) charges and asset write-offs	(4.1)	(0.08)	32.1	0.59
R&D charge associated with purchase of ISV-403	3.7	0.07	-	-
Foreign exchange income from liquidation of subsidiaries	(4.5)	(0.08)	-	-
Gain on sale of stock investment	-	-	(18.1)	(0.33)
Minority interest charge	-	-	7.0	0.13
	----------	----------	----------	----------
Comparable-basis earnings from continuing operations	$121.5	$2.27	$93.5	$1.73
	----------	----------	----------	----------

Revenues by Geography

Fourth-quarter U.S. revenues of $211.8 million represented 39 percent of consolidated sales, and increased 10 percent compared to the prior year. Revenues in markets outside the U.S. increased 19 percent over the same period in 2002 and were up five percent on a constant-currency basis. Revenue increases for the Company's geographic operating segments were as follows:
	Actual	Constant Currency
-----------------------------------------	------------------	---------------
Americas	+ 12%	+ 11%
Europe, Middle East and Africa	+ 20%	+ 4%
Asia	+ 14%	+ 5%

These operating segment revenue trends were largely the result of the factors discussed below which influence the Company's product categories.

Revenues by Product Category

Revenue comparisons to the fourth quarter of 2002 for Bausch & Lomb's product categories were as follows:
	Actual	Constant Currency
-----------------------------------------	------------------	---------------
Contact Lenses	+ 15%	+ 6%
Lens Care	+ 12%	+ 6%
Pharmaceuticals	+ 19%	+ 10%
Cataract and Vitreoretinal	+ 10%	+ 2%
Refractive	+ 26%	+ 19%

Contact lens sales growth was noted in each of the Company's geographic segments. Higher sales of planned replacement, disposable and rigid gas permeable lenses more than offset declines in traditional lens modalities.

In the lens care category, constant-currency sales gains in the Americas and Asia offset modest declines in Europe, with overall growth resulting from gains for the ReNu® brand of chemical disinfectants.

Pharmaceuticals constant-currency revenues grew in each geographic segment, reflecting continued success of the Company's lines of ocular vitamins. Revenues in the Americas region also benefited from higher sales of over-the-counter products due to a more severe allergy season, and European revenues benefited from higher sales of prescription pharmaceuticals, including a long-lasting version of carteolol introduced earlier in the year.

Revenue gains in the cataract and vitreoretinal surgery category reflected higher revenues from disposables and foldable intraocular lenses. Constant-currency sales increases in the Americas and Europe offset declines in Asia.

Double-digit increases in constant-currency refractive surgery revenues in both the Americas and Asia offset moderate declines in Europe. Higher sales of laser equipment and per-procedure cards primarily reflected the fourth-quarter U.S. Food and Drug Administration approval of the Company's Zyoptix™ system for customized LASIK surgery.

Liquidity Highlights and Trends

Cash and investments at the end of December totaled $562.6 million, representing a cash inflow of $97.5 million in 2003. The Company generated free cash flow (defined as cash generated before the payment of dividends, the borrowing or repayment of debt, stock repurchases, the acquisition of businesses and intangible assets, and divestitures) of $183.5 million in 2003, compared to $191.2 million in 2002, and higher than the Company's previously communicated guidance. The better-than-expected performance as compared to guidance reflected higher earnings and collections on accounts receivable, continued inventory management efforts as well as the timing of foreign tax payments. A reconciliation between GAAP cash flow and free cash flow follows:
	Year-to- Date 2003	Year-to- Date 2002
--------------------------------------------------------------------------------------------------	------------	--------------
Net change in cash and cash equivalents	$ 97.5	$ (69.3)
Net cash used in financing activities	79.6	230.4
Sales price adjustment related to disposal of discontinued operations	-	23.0
Net cash paid for acquisitions of businesses and other intangible assets	6.4	7.1
	------------	--------------
Free Cash Flow	$183.5	$191.2
	------------	--------------

Commenting on liquidity and balance sheet trends, Bausch & Lomb Senior Vice President and Chief Financial Officer Stephen C. McCluski said, "We are pleased with the progress we made toward our asset management goals in 2003, exiting the year with 81 days sales outstanding and 4.3 inventory months-on-hand. These represent improvements of four days and 0.7 months, respectively, as compared to a year ago, and we expect to make continued improvement on both metrics in 2004."

McCluski also indicated that the Company's board of directors has approved a share repurchase program for up to two million shares of Bausch & Lomb stock. "The recent appreciation in our stock price has resulted in a higher number of stock option exercises," he said. "Repurchasing stock will provide us shares to issue when an exercise occurs, as well as partially offset the otherwise dilutive impact of increased exercise activity."

Company Expectations for 2004

Bausch & Lomb indicated that 2004 constant-currency revenues are projected to increase in the mid-single digits. Should foreign exchange rates remain at their current levels, this would result in reported revenue gains of approximately 10 percent over 2003. The Company raised its 2004 earnings per share projections to the range of $2.60 to $2.65, and expects year-on-year growth of approximately 15 percent in each quarter over 2003 comparable-basis amounts.

Gross margins for the full-year are expected to improve as a percent of sales, reflecting continued benefits from ongoing cost savings initiatives and revenue mix shifts. Selling, general and administrative expenses are expected to decline slightly as a percent of sales.

Research and development spending is expected to increase approximately 20 percent over 2003 amounts, and equate to approximately eight percent of sales, which is a somewhat lower proportion than the Company's previous expectations. This reflects both the impact of currency on total revenues, as well as a slight short-term reduction in spending due to the Company's decision to focus further development of its current-generation Retisert™ implant on a single indication, posterior uveitis. The Company will not expend additional resources on developing this fluocinolone acetonide implant for diabetic macular edema or age-related macular degeneration, but has reaffirmed its commitment to pursue other treatments for these and other diseases of the back-of-the eye, with next-generation implant technologies and/or different drug compounds. Bausch & Lomb's intention to increase research and development spending to approximately 10 percent of sales remains firm.

Net financing expense is projected to total approximately $45 million in 2004, reflecting the favorable impact of the Company's recent debt refinancings. The effective tax rate is expected to be 33.5% for the year.

Bausch & Lomb expects to generate free cash flow of approximately $110 million in 2004. Increased cash flows from higher projected earnings and continued asset management efforts will be more than offset by higher cash outflows related to the timing of tax payments, as well as by anticipated pension plan funding. Capital expenditures are projected to be approximately $90 million, essentially flat with 2003.
Bausch & Lomb STATEMENT OF EARNINGS
	Quarter Ended		Twelve Months Ended
	---------------------------------------------------------------------------------------------------------------------------------
Dollar Amounts in Millions - Except Per Share Data	December 27, 2003	December 28, 2002	December 27, 2003	December 28, 2002
------------------------------------------------------------	------------------	------------------	------------------	------------------
Net Sales
Americas	$239.7	$214.0	$901.3	$844.1
Europe	196.3	163.3	723.2	613.1
Asia-Pacific	114.1	100.1	395.0	359.5
	------------------	------------------	------------------	------------------
	550.1	477.4	2,019.5	1,816.7
Cost and Expenses
Cost of products sold	236.5	213.1	858.0	797.1
Selling, administrative and general	198.0	165.3	782.3	692.5
Research and development (1)	43.6	35.2	149.9	128.4
Restructuring charges (2) (3)	(6.3)	-	(6.3)	49.0
	------------------	------------------	------------------	------------------
	471.8	413.6	1,783.9	1,667.0
	------------------	------------------	------------------	------------------
Operating Earnings	78.3	63.8	235.6	149.7
Other (Income) Expense
Interest and investment income (4)	(5.1)	(4.5)	(15.7)	(44.9)
Interest expense	12.3	15.9	54.2	53.9
(Gain) / Loss from foreign currency (5)	(5.0)	1.1	0.1	3.7
	------------------	------------------	------------------	------------------
	2.2	12.5	38.6	12.7
	------------------	------------------	------------------	------------------
Earnings Before Income Taxes and Minority Interest	76.1	51.3	197.0	137.0
Provision for income taxes	25.9	17.7	67.0	47.2
	------------------	------------------	------------------	------------------
Earnings Before Minority Interest	50.2	33.6	130.0	89.8
Minority interest in subsidiaries (6)	0.8	1.2	3.6	17.3
	------------------	------------------	------------------	------------------
Earnings from Continuing Operations	49.4	32.4	126.4	72.5
Cumulative Effect of Change in Accounting Principle, net of taxes (7)	-	-	(0.9)	-
	------------------	------------------	------------------	------------------
Net Earnings	$49.4	$32.4	$125.5	$72.5
	==========	==========	==========	==========
Per Share: Earnings from Continuing Operations	$0.92	$0.60	$2.36	$1.34
Cumulative Effect of Change in Accounting Principle, net of taxes	-	-	(0.02)	-
	------------------	------------------	------------------	------------------
Net Earnings	$0.92	$0.60	$2.34	$1.34
	==========	==========	==========	==========
Average Shares Outstanding - (000s)	53,764	54,056	53,491	53,997
	==========	==========	==========	==========

(1) R&D expense associated with the purchase of early-stage pharmaceutical technology reduced fourth-quarter and full-year 2003 net earnings by $3.7 or $0.07 per diluted share.

(2) Restructuring charges reduced full-year 2002 net earnings by $32.1 or $0.59 per diluted share.

(3) Reversal of restructuring charges increased fourth-quarter and full-year 2003 net earnings by $4.1 or $0.08 per diluted share.

(4) Includes $27.6 income for the full year 2002 ($18.1 after taxes or $0.33 per diluted share) related to the sale of
     Charles River stock.

(5) Net foreign currency income realized upon liquidation of certain non-US subsidiaries increased fourth-quarter and full-year 2004 net earnings by $4.5 or $0.08 per diluted share.

(6) Full-year 2002 amount reflects a one-time minority interest payment reducing net earnings by $7.0 or $0.13 per diluted share.

(7) Income taxes related to the adoption of SFAS No. 143 in Q1 2003 were $0.5.

SUPPLEMENTAL REVENUE INFORMATION Dollar Amounts in Millions
Net Sales
Contact Lens	$154.9	$134.1	$591.8	$523.9
Lens Care	135.4	121.0	498.9	465.5
Pharmaceuticals	126.8	106.2	467.9	396.1
Cataract and Vitreoretinal	89.1	81.2	327.9	301.8
Refractive	43.9	34.9	133.0	129.4
	---------------	--------------	--------------	---------------
	$550.1	$477.4	$2,019.5	$1,816.7
	========	========	========	========

Bausch & Lomb BALANCE SHEET
Dollar Amounts in Millions	December 27, 2003	December 28, 2002
------------------------------------------------------------------------------------	---------------------------	--------------------------
Assets
Cash and Short-term Investments	$562.6	$465.1
Trade Receivables, Net	476.3	425.0
Inventories, Net	207.3	208.5
Other Current Assets	175.2	186.1
	---------------	--------------------
Current Assets	1,421.4	1,284.7
Properties, Net	548.1	537.5
Goodwill and Intangible Assets	929.6	862.8
Other Assets	107.3	88.4
	---------------	--------------------
Total Assets	$3,006.4	$2,773.4
	========	===========
Liabilities and Shareholders' Equity
Short-Term Debt	$195.0	$187.9
Other Current Liabilities	681.4	641.1
	---------------	--------------------
Current Liabilities	876.4	829.0
Long-Term Debt	652.0	656.2
Other Long-Term Liabilities	259.1	251.3
Minority Interest	15.5	19.1
	---------------	--------------------
Total Liabilities	1,803.0	1,755.6
Shareholders' Equity	1,203.4	1,017.8
	---------------	--------------------
Total Liabilities and Shareholders' Equity	$3,006.4	$2,773.4
	========	===========

Note: All per share amounts in this release are calculated on the diluted basis, as defined by Statement of Financial Accounting Standards (SFAS) No. 128.

News Media Contact:
Margaret Graham
585.338.5469
Margaret.Graham@bausch.com

Investor Relations Contact:
Daniel L. Ritz
585.338.5802
Daniel.L.Ritz@bausch.com

Investor Conference Call Information

10:00 a.m. (ET)

The News Media is invited to listen only on this call.

Call-in Number: 913.981.5507

Rebroadcast Number: 719.457.0820

Confirmation #273600

The rebroadcast of the conference call will be available from

1:30 p.m. ET January 29, 2004 through midnight on

February 2, 2004.

Additionally, the investor call will be broadcast live over the Internet. It can be accessed from the Investor Relations page of the Company's Web site, www.bausch.com, or at www.vcall.com.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions, currency exchange rates, government pricing changes and initiatives with respect to healthcare products, changes in laws and regulations relating to the company's products and the import and export of such products, product development and rationalization, enrollment and completion of clinical trials, the ability of the company to obtain regulatory approvals, the outcome of litigation, the success of product introductions, the financial well-being of key customers, development partners and suppliers, the successful execution of marketing strategies, the continued successful implementation of its efforts in managing and reducing costs and expenses, continued positive relations with third party financing sources, as well as the risk factors listed from time to time in the Company's SEC filings, including but not limited to the current report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended September 27, 2003.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Celebrating its 150th anniversary, the Company is headquartered in Rochester, New York. Bausch & Lomb's 2003 revenues were $2.0 billion; it employs approximately 11,500 people worldwide and its products are available in more than 100 countries. More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb.

Trademarks of Bausch & Lomb Incorporated and its affiliates are italicized.

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